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Exhibit (a)(1)(A)

        Offer to Purchase for Cash

All Outstanding Shares of Class A Common Stock
of
Cynosure, Inc.
at
$66.00 Net Per Share
by
Minuteman Merger Sub, Inc.
a wholly owned direct subsidiary of
Hologic, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY,
12:00 MIDNIGHT, EASTERN TIME, ON MARCH 21, 2017, UNLESS THE OFFER IS
EXTENDED OR EARLIER TERMINATED.

        Minuteman Merger Sub, Inc., a Delaware corporation (which we refer to as "Purchaser") and a wholly owned direct subsidiary of Hologic, Inc., a Delaware corporation (which we refer to as "Parent"), is offering to purchase for cash all of the outstanding shares of Class A Common Stock, par value $0.001 per share (the "Shares"), of Cynosure, Inc., a Delaware corporation (which we refer to as "Cynosure"), at a purchase price of $66.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the "Offer").

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 14, 2017 (as it may be amended from time to time, the "Merger Agreement"), by and among Parent, Purchaser and Cynosure. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Cynosure (the "Merger") as soon as practicable without a meeting of the stockholders of Cynosure in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, with Cynosure continuing as the surviving corporation (which we refer to as the "Surviving Corporation") in the Merger and thereby becoming a wholly owned direct subsidiary of Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) in the treasury of Cynosure or by Parent, Purchaser or any of Parent's other subsidiaries, which Shares will be canceled and will cease to exist, (ii) by any subsidiary of Cynosure, which Shares will be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages, or (iii) by any stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be automatically canceled and converted into the right to receive the Offer Price or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes. As a result of the Merger, Cynosure will cease to be a publicly traded company and will become wholly owned by Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

        The Offer is conditioned upon, among other things, (a) the absence of a termination of the Merger Agreement in accordance with its terms (the "Termination Condition") and (b) the satisfaction of (i) the Minimum Condition (as described below), (ii) the Regulatory Condition (as described below) and (iii) the Governmental Entity Condition (as described below). The "Minimum Condition" requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn on or prior to the end of the day, 12:00 midnight, Eastern time, on March 21, 2017 (the "Expiration Date," unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), together with any Shares then owned by Parent and its subsidiaries, equals one Share more than one half of all Shares then outstanding. The "Regulatory Condition" requires that any applicable waiting period and any approvals or clearances applicable to the Offer or the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the German Act Against Restraints of Competition of 1958, as amended (the "German Act"), shall have expired or otherwise been terminated or obtained, as applicable. The "Governmental Entity Condition" requires that there be no order, executive order, temporary restraining order, stay, decree, judgment or injunction or statute, rule or regulation enacted, issued, promulgated, enforced or entered by any governmental entity, which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15—"Conditions of the Offer."

        The board of directors of Cynosure, among other things, has unanimously (i) approved and authorized the Merger Agreement and the consummation of the Offer, the Merger and each of the other transactions contemplated thereby, (ii) declared that entering into and the terms of the Merger Agreement, and consummating the transactions contemplated thereby, are advisable, fair to and in the best interests of Cynosure and its stockholders, (iii) recommended that the stockholders of Cynosure accept the Offer and tender their Shares to Purchaser pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iv) resolved that the execution, delivery or performance of the Merger Agreement and the consummation of the Merger and the transactions contemplated thereby not be subject to any state takeover law or similar law that might otherwise apply to such execution, delivery, performance or consummation (other than Section 203 of the General Corporation Law of the State of Delaware), and (v) subject to the accuracy of certain representations and warranties of Parent and Purchaser, approved Parent, Purchaser and their respective affiliates and the Merger Agreement and the transactions contemplated thereby in order to render the restrictions on business combinations set forth in Section 203 of the General Corporation Law of the State of Delaware to be inapplicable to Parent, Purchaser and their respective affiliates and the Merger Agreement and the transactions contemplated thereby.

        A summary of the principal terms of the Offer appears under the heading "Summary Term Sheet." You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

February 22, 2017

 IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, LLC, in its capacity as depositary and paying agent for the Offer (which we refer to as the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," in each case prior to the end of the day, 12:00 midnight, Eastern time, on the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

* * * * *

        Questions and requests for assistance should be directed to the Information Agent (as described herein) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
Stockholders and All Others, Call Toll-Free: (877) 361-7972
Email: cyno@dfking.com

i

 SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Parent and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Cynosure contained herein and elsewhere in the Offer to Purchase has been provided to Parent and Purchaser by Cynosure or has been taken from or is based upon publicly available documents or records of Cynosure on file with the United States Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	All issued and outstanding shares of Class A Common Stock, par value $0.001 per share, of Cynosure, Inc. (the "Shares").
Price Offered Per Share	$66.00 net to the seller in cash, without interest thereon and less any applicable withholding taxes (the "Offer Price").
Scheduled Expiration of Offer	End of the day, 12:00 midnight, Eastern time, on March 21, 2017, unless the offer is extended or terminated. See Section 1—"Terms of the Offer."
Purchaser	Minuteman Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Hologic, Inc., a Delaware corporation.

Who is offering to purchase my shares?

        Minuteman Merger Sub, Inc., or "Purchaser," a wholly owned direct subsidiary of Hologic, Inc., or "Parent," is offering to purchase for cash all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Cynosure. See the "Introduction" and Section 8—"Certain Information Concerning Parent and Purchaser."

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we" and "our" to refer to Purchaser and, where appropriate, Parent. We use the term "Parent" to refer to Hologic, Inc. alone, the term "Purchaser" to refer to Minuteman Merger Sub, Inc. alone and the terms "Cynosure" and the "Company" to refer to Cynosure, Inc. alone.

What are the classes and amounts of securities sought in the Offer?

        We are offering to purchase all of the outstanding shares of Class A Common Stock, par value $0.001 per share, of Cynosure on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term "Offer" to refer to this offer and the term "Shares" to refer to shares of Cynosure Class A Common Stock.

        See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire the entire equity interest in Cynosure. If the Offer is consummated, pursuant to the Merger Agreement, Parent intends promptly thereafter to cause Purchaser to consummate the Merger (as described below). Upon consummation of the Merger (as described below), Cynosure would cease to be a publicly traded company and would be a direct wholly owned subsidiary of Parent.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $66.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

        See the "Introduction," Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

Is there an agreement governing the Offer?

        Yes. Parent, Purchaser and Cynosure have entered into an Agreement and Plan of Merger, dated as of February 14, 2017 (as it may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Cynosure (the "Merger"). If the Minimum Condition is satisfied and we consummate the Offer, we intend to effect the Merger without any action by the stockholders of Cynosure pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL").

        See Section 11—"The Merger Agreement; Other Agreements" and Section 15—"Conditions of the Offer."

Will you have the financial resources to make payment?

        Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Parent and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer, to provide funding for the Merger, and to provide funding for the payment in respect of outstanding in-the-money stock options, restricted stock units and performance-based stock units is approximately $1.7 billion, plus related fees and expenses. Parent and Purchaser anticipate funding such cash requirements from Parent's available cash.

        See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Offer is not subject to any financing condition;

  •
  Parent has sufficient cash on hand to purchase all Shares tendered pursuant to the Offer; and

  •
  if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger as was paid in the Offer (i.e., the Offer Price).

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until the end of the day, 12:00 midnight, Eastern time, on March 21, 2017, unless we extend the Offer pursuant to the terms of the Merger Agreement (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the "Expiration Date") or the Offer is earlier terminated. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Date.

        Acceptance and payment for Shares pursuant to and subject to the conditions of the Offer is referred to as the "Offer Closing," and the date and time at which such Offer Closing occurs is referred to as the "Acceptance Time." The date and time at which the Merger becomes effective is referred to as the "Effective Time."

        See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes, the Offer can be extended. In certain circumstances, we are required to extend the Offer beyond the initial Expiration Date, but we will not be required to extend the Offer beyond August 14, 2017, which is referred to as the "Outside Date."

        We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, Purchaser must extend the Offer (i) as required by applicable law, (ii) in connection with an increase in the consideration to be paid pursuant to the Offer if and only to the extent required to comply with applicable rules and regulations of the SEC and (iii) if any Offer Condition has not been satisfied or waived, for one or more periods specified by Purchaser of not more than ten (10) business days each (or such longer period as Parent, Purchaser and Cynosure may agree) in order to permit the satisfaction of the Offer Conditions (without limiting Purchaser's obligation to further extend the Offer until the earlier of the Outside Date or termination of the Merger Agreement). However, Purchaser is not required to, and without Cynosure's consent may not, extend the Offer beyond the Outside Date. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer and Trust Company, LLC, which is the depositary and paying agent for the Offer (the "Depositary"), of any extension and will make a public announcement of the extension not later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date.

        See Section 1—"Terms of the Offer."

What are the conditions to the Offer?

        The Offer is conditioned upon the satisfaction or waiver of the following conditions (the "Offer Conditions"):

  •
  that there have been validly tendered and not validly withdrawn that number of Shares that, when added to the Shares then owned by Parent and its subsidiaries, equals one Share more than one half of all Shares then outstanding (the "Minimum Condition");

  •
  the expiration or termination of any applicable waiting period (or any extension thereof), and obtaining any approvals or clearances applicable to the Offer or the consummation of the Merger, under the HSR Act and merger control approval from the German Federal Cartel Office (the "Regulatory Condition");

  •
  that there is no order, executive order, temporary restraining order, stay, decree, judgment or injunction or statute, rule or regulation enacted, issued, promulgated, enforced or entered by any governmental entity, which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger (the "Governmental Entity Condition");

  •
  that the Merger Agreement has not been validly terminated in accordance with its terms (the "Termination Condition");

  •
  the accuracy of representations and warranties made by Cynosure in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement, as described in more detail in Section 15—"Conditions of the Offer" (the "Representations Condition");

  •
  the performance or compliance of Cynosure in all material respects with its covenants and obligations required to be performed or complied with by it under the Merger Agreement (the "Covenants Condition"); and

  •
  that Parent and Purchaser have received a certificate of the Company, executed by the chief executive officer and the chief financial officer of the Company, dated as of the Expiration Date, to the effect that the Representations Condition and the Covenants Condition have been satisfied.

        The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

        Parent and Purchaser expressly reserve the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer. However, without the consent of Cynosure, we are not permitted to (i) change the form of consideration payable in the Offer, decrease the Offer Price, increase the Offer Price in an increment of less than $0.25 per share, or change the Offer so that it is for fewer than all of Cynosure's outstanding Shares, (ii) except as permitted or required by the Merger Agreement, terminate the Offer or accelerate, extend or otherwise change expiration of the Offer, (iii) provide any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) waive, change or amend the Minimum Condition or the Termination Condition, (v) amend, modify or supplement any of the Offer Conditions in a manner that is adverse to the holders of the Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent and Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (vi) amend, modify or supplement any of the terms of the Offer (other than the Offer Conditions) in a manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of Parent and Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (vii) impose any condition to the Offer other than the Offer Conditions.

        See Section 15—"Conditions of the Offer."

How do I tender my Shares?

        If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, in either case, no later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.

        We are not providing for guaranteed delivery procedures. Therefore, Cynosure stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company, which is earlier than the end of the day, 12:00 midnight, Eastern time, on the Expiration Date. In addition, for Cynosure stockholders who are registered holders, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary prior to the end of the day, 12:00 midnight, Eastern time, on the Expiration Date. Cynosure stockholders must tender their Shares in accordance with the procedures set forth in this document. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time prior to the end of the day, 12:00 midnight, Eastern time, on the Expiration Date. Pursuant to Section 14(d)(5) of the Exchange Act, Shares may also be withdrawn at any time after April 23, 2017, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

        See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

        See Section 4—"Withdrawal Rights."

What does the Cynosure board of directors think of the Offer?

        The board of directors of Cynosure (which we refer to as the "Cynosure Board"), among other things, has unanimously (i) approved and authorized the Merger Agreement and the consummation of the Offer, the Merger and each of the other transactions contemplated thereby, (ii) declared that entering into and the terms of the Merger Agreement, and consummating the transactions contemplated thereby, are advisable, fair to and in the best interests of Cynosure and its stockholders, (iii) recommended that the stockholders of Cynosure accept the Offer and tender their Shares to

Purchaser pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iv) resolved that the execution, delivery or performance of the Merger Agreement and the consummation of the Merger and the transactions contemplated thereby not be subject to any state takeover law or similar law that might otherwise apply to such execution, delivery, performance or consummation (other than Section 203 of the DGCL), and (v) subject to the accuracy of certain representations and warranties of Parent and Purchaser, approved Parent, Purchaser and their respective affiliates and the Merger Agreement and the transactions contemplated thereby in order to render the restrictions on business combinations set forth in Section 203 of the DGCL to be inapplicable to Parent, Purchaser and their respective affiliates and the Merger Agreement and the transactions contemplated thereby.

        See the "Introduction" and Section 10—"Background of the Offer; Past Contacts or Negotiations with Cynosure." We expect that a more complete description of the reasons for the Cynosure Board's approval of the Offer and the Merger will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by Cynosure and filed with the SEC and mailed to all Cynosure stockholders.

If the Offer is completed, will Cynosure continue as a public company?

        No. Immediately following consummation of the Offer, we expect to complete the Merger pursuant to applicable provisions of Delaware law, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded.

        See Section 13—"Certain Effects of the Offer."

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

        If we complete the Offer, and accordingly acquire that number of Shares that, when added to the Shares then owned by Parent and its subsidiaries, equals one Share more than one half of all Shares then outstanding, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Cynosure pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger. See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

        Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, if we complete the Offer, stockholders of Cynosure (i) will not be required to vote on the Merger, (ii) will be entitled to appraisal rights under Delaware law in connection with the Merger with respect to any Shares not tendered in the Offer and (iii) will, upon consummation of the Merger, if they do not validly exercise appraisal rights under Delaware law, receive the same cash consideration, without interest and less any applicable withholding taxes, for their Shares as was payable in the Offer (the "Merger Consideration").

        See Section 11—"The Merger Agreement; Other Agreements," Section 12—"Purpose of the Offer; Plans for Cynosure—Merger Without a Stockholder Vote" and Section 17—"Appraisal Rights."

What is the market value of my Shares as of a recent date?

        On February 13, 2017, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $51.50. On February 21, 2017, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on NASDAQ was $66.10. The Offer Price represents a 28% premium over the February 13, 2017 closing stock price and a 51% premium over the January 20, 2017 closing stock price of $43.85, which was the last trading day prior to the release of a news report that Cynosure was considering strategic options.

        See Section 6—"Price Range of Shares; Dividends."

Will I be paid a dividend on my Shares during the pendency of the Offer?

        No. The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Cynosure will not declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of any Cynosure securities (including the Shares) or set a record date therefor.

        See Section 6—"Price Range of Shares; Dividends."

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to any Shares not tendered in the Offer, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights.

        See Section 17—"Appraisal Rights."

What will happen to my stock options in the Offer?

        Pursuant to the Merger Agreement and effective as of immediately prior to the Effective Time, each then-outstanding and unexercised stock option to purchase Shares shall vest in full and automatically be canceled and converted into the right to receive an amount of cash from the Surviving Corporation equal to the product of (i) the total number of Shares then underlying such stock option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such stock option. If the exercise price of any such stock option is equal to or greater than the Merger Consideration, such stock option will be cancelled for no consideration.

        See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Equity Awards."

What will happen to my restricted stock units in the Offer?

        Pursuant to the Merger Agreement and effective as of immediately prior to the Effective Time, each restricted stock unit award in respect of Shares that is then-outstanding and unvested shall vest in full and automatically be canceled and converted into the right to receive an amount of cash from the Surviving Corporation equal to the product of (i) the total number of Shares then underlying such restricted stock unit award multiplied by (ii) the Merger Consideration.

        See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Equity Awards."

What will happen to my performance-based stock units in the Offer?

        Pursuant to the Merger Agreement and effective as of immediately prior to the Effective Time, each performance-based stock unit award in respect of Shares that is then-outstanding and unvested shall vest with respect to the maximum number of Shares that could be earned thereunder and automatically be canceled and converted into the right to receive an amount of cash from the Surviving Corporation equal to the product of (i) the maximum number of Shares then underlying such performance-based stock unit award multiplied by (ii) the Merger Consideration.

        See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Equity Awards."

What are the material United States federal income tax consequences of tendering Shares?

        The receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

        We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

        See Section 5—"Material United States Federal Income Tax Consequences" for a more detailed discussion of the tax consequences of the Offer and the Merger.

Who should I call if I have questions about the Offer?

        You may call D.F. King & Co., Inc. Toll-Free at (877) 361-7972. Banks and brokers may call collect at (212) 269-5550. D.F. King & Co., Inc. is acting as the information agent (the "Information Agent") for our tender offer. See the back cover of this Offer to Purchase for additional contact information.

 INTRODUCTION

To the Holders of Shares of Class A Common Stock of Cynosure, Inc.:

        Minuteman Merger Sub, Inc., a Delaware corporation (which we refer to as "Purchaser") and a wholly owned direct subsidiary of Hologic, Inc., a Delaware corporation (which we refer to as "Parent"), is offering to purchase for cash all of the outstanding shares of Class A Common Stock, par value $0.001 per share (the "Shares"), of Cynosure, Inc., a Delaware corporation (which we refer to as "Cynosure" or the "Company"), at a purchase price of $66.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the "Offer").

        We are making this Offer pursuant to an Agreement and Plan of Merger, dated as of February 14, 2017 (as it may be amended from time to time, the "Merger Agreement"), by and among Parent, Purchaser and Cynosure. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Cynosure (the "Merger"), with Cynosure continuing as the surviving corporation (which we refer to as the "Surviving Corporation") in the Merger and a direct wholly owned direct subsidiary of Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than Shares held (i) in the treasury of Cynosure or by Parent, Purchaser or any of Parent's other subsidiaries, which Shares will be canceled and will cease to exist, (ii) by any subsidiary of Cynosure, which Shares will be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages, or (iii) by any stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be automatically canceled and converted into the right to receive the Offer Price or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes (the "Merger Consideration"). As a result of the Merger, Cynosure will cease to be a publicly traded company and will become a direct wholly owned subsidiary of Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements," which also contains a discussion of the treatment of Cynosure stock options, restricted stock units and performance-based stock units in the Merger.

        Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary and paying agent for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of (i) the Minimum Condition, (ii) the Regulatory Condition and (iii) the Governmental Entity Condition. The "Minimum Condition" requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn on or prior to the end of the day, 12:00 midnight, Eastern time, on March 21, 2017 (the "Expiration Date," unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), together with any Shares then owned by Parent and its subsidiaries, equals one Share more than one half of all Shares outstanding as of the Expiration Date. The "Regulatory Condition" requires that any applicable waiting period and any approvals or clearances applicable to the Offer or the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") shall have expired or otherwise been terminated and approval under the German Act Against Restraints of Competition of 1958, as amended (the "German Act"), shall have been obtained. Under the Merger Agreement, each of Parent and Cynosure is required to file a Premerger Notification and Report Form pursuant to the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice in connection with the purchase of Shares in the Offer on or before March 1, 2017. The "Governmental Entity Condition" requires that there be no order, executive order, temporary restraining order, stay, decree, judgment or injunction or statute, rule or regulation enacted, issued, promulgated, enforced or entered by any governmental entity, which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Conditions of the Offer." The Offer is not subject to any financing condition.

        The Cynosure Board, among other things, has unanimously (i) approved and authorized the Merger Agreement and the consummation of the Offer, the Merger and each of the other transactions contemplated thereby, (ii) declared that entering into and the terms of the Merger Agreement, and consummating the transactions contemplated thereby, are advisable, fair to and in the best interests of Cynosure and its stockholders, (iii) recommended that the stockholders of Cynosure accept the Offer and tender their Shares to Purchaser pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iv) resolved that the execution, delivery or performance of the Merger Agreement and the consummation of the Merger and the transactions contemplated thereby not be subject to any state takeover law or similar law that might otherwise apply to such execution, delivery, performance or consummation (other than Section 203 of the DGCL), and (v) subject to the accuracy of certain representations and warranties of Parent and Purchaser, approved Parent, Purchaser and their respective affiliates and the Merger Agreement and the transactions contemplated thereby in order to render the restrictions on business combinations set forth in Section 203 of the DGCL to be inapplicable to Parent, Purchaser and their respective affiliates and the Merger Agreement and the transactions contemplated thereby.

        A more complete description of the Cynosure Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Cynosure (together with any exhibits and annexes attached thereto, the "Schedule 14D-9"), that will be furnished to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the sub-heading "Background and Reasons for the Company Board's Recommendation."

        Cynosure has advised Parent that, as of February 16, 2017, 23,914,023 Shares were outstanding.

        Pursuant to the Merger Agreement, the initial board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time will consist of the members of the board of directors of Purchaser immediately prior to the Effective Time, and the initial officers of the Surviving Corporation will consist of the officers of the Company immediately prior to the Effective Time.

        This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h)

of the General Corporation Law of the State of Delaware ("DGCL") without the approval of the stockholders of Cynosure.

        Material United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—"Material United States Federal Income Tax Consequences."

        Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Cynosure will be entitled to appraisal rights under Delaware law in connection with the Merger with respect to any Shares not tendered in the Offer, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 17—"Appraisal Rights."

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to the end of the day, 12:00 midnight, Eastern time, on the Expiration Date and not properly withdrawn as permitted under Section 4—"Withdrawal Rights."

        Acceptance for payment of Shares validly tendered pursuant to and subject to the conditions of the Offer shall occur on March 21, 2017, unless we extend the Offer pursuant to the terms of the Merger Agreement, is referred to as the "Offer Closing," and the date and time at which such Offer Closing occurs is referred to as the "Acceptance Time." The time at which the Merger becomes effective is referred to as the "Effective Time."

        The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Tender Condition, the Regulatory Condition, the Governmental Entity Condition and the other conditions described in Section 15—"Conditions of the Offer."

        We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, Purchaser must extend the Offer (i) as required by applicable law, (ii) in connection with an increase in the consideration to be paid pursuant to the Offer if and only to the extent required to comply with applicable rules and regulations of the SEC and (iii) if any Offer Condition has not been satisfied or waived, for one or more periods specified by Purchaser of not more than ten (10) business days each (or such longer period as Parent, Purchaser and Cynosure may agree) in order to permit the satisfaction of the Offer Conditions (without limiting Purchaser's obligation to further extend the Offer until the earlier of the Outside Date or termination of the Merger Agreement). If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares. Purchaser will not be required, or permitted without the Company's consent, to extend the Offer beyond August 14, 2017, which is referred to as the "Outside Date."

        Parent and Purchaser expressly reserve the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer. However, without the consent of Cynosure, we are not permitted to (i) change the form of consideration payable in the Offer, decrease the Offer Price, increase the Offer Price in an increment of less than $0.25 per share, or change the Offer so that it is for fewer than all of Cynosure's outstanding Shares, (ii) except as permitted or required by the Merger Agreement, terminate the Offer or accelerate, extend or otherwise change expiration of the Offer, (iii) provide any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) waive, change or amend the Minimum Condition or the Termination Condition, (v) amend, modify or supplement any of the Offer Conditions in a manner that is adverse to the holders of the Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent and Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (vi) amend, modify or supplement any of the terms of the Offer (other than the Offer Conditions) in a manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of Parent and Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (vii) impose any condition to the Offer other than the Offer Conditions.

        Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance for payment for Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. In addition, in the Merger Agreement, we have agreed that, on the terms and subject to the conditions of the Offer and the Merger Agreement, Purchaser will promptly after the Acceptance Time pay, or cause the Depositary to pay, for all Shares validly tendered (and not validly withdrawn) in the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether such Shares were tendered before or after the announcement of the increase in consideration.

        There will not be a subsequent offering period for the Offer.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. See Section 15—"Conditions of the Offer." Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Termination."

        As soon as practicable following the Acceptance Time, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Cynosure pursuant to Section 251(h) of the DGCL.

        Cynosure has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of Cynosure and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Conditions of the Offer," we will accept for payment and promptly pay for Shares validly tendered and not properly withdrawn pursuant to the Offer on or after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and the German Act. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as described below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        On the terms of and subject to the Offer Conditions, promptly after the Expiration Date of the Offer, we will accept for payment, and pay for, all Shares validly tendered to us in the Offer and not validly withdrawn on or prior to the end of the day, 12:00 midnight, Eastern time, on the Expiration Date of the Offer. For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares, including by reason of any extension of the Offer or any delay in making such payment for Shares.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the end of the day, 12:00 midnight, Eastern time, on the Expiration Date.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the end of the day, 12:00 midnight, Eastern time, on the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

        No Guaranteed Delivery.    We are not providing for guaranteed delivery procedures. Therefore, Cynosure stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which is earlier than the end of the day, 12:00 midnight, Eastern time, on the Expiration Date. In addition, for Cynosure stockholders who are registered holders, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary prior to the end of the day, 12:00 midnight, Eastern time, on the Expiration Date. Cynosure stockholders must tender their Shares in accordance with the procedures set forth in this document. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

        Guarantee of Signatures.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act

(each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Share Certificates will pass) only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the end of the day, 12:00 midnight, Eastern time, on the Expiration Date.

        Irregularities.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Shares to challenge such determination in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser shall determine. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of the Company's stockholders.

        Information Reporting and Backup Withholding.    Payments made to stockholders of Cynosure in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, stockholders that are United States persons for U.S. federal income tax purposes that do not otherwise establish an exemption should properly complete, execute and return an Internal Revenue Service ("IRS") Form W-9 included with the Letter of Transmittal, certifying that such stockholder is a United States person, that the taxpayer identification number ("TIN") provided in the IRS Form W-9 is correct, and that such stockholder is not subject to backup withholding. Stockholders that are not United States persons for U.S. federal income tax purposes should submit a properly completed and executed applicable IRS Form W-8, which may be obtained online from www.irs.gov, in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which IRS Form W-8 is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder's United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4.     Withdrawal Rights.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the end of the day, 12:00 midnight, Eastern time, on the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 23, 2017, which is the 60th day after the date of the commencement of the Offer.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the end of the day, 12:00 midnight, Eastern time, on the Expiration Date.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Shares to challenge such decision in a court of competent jurisdiction. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Material United States Federal Income Tax Consequences.

        The following is a discussion of certain material United States federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are exchanged for cash pursuant to the Merger. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The discussion applies only to U.S. Holders who hold Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any foreign, state or local tax consequences of the Offer or the Merger. In addition, this discussion does not address United States federal taxes, including estate, gift and alternative minimum taxes, other than the income tax. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, S corporations, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for United States federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, and stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights, or stock appreciation rights, as restricted stock, restricted stock units, performance-based stock units or otherwise as compensation).

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of Shares that, for United States federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust's substantial decisions or (B) the trust has validly elected to be treated as a United States person for United States federal income tax purposes. This discussion does not address the tax consequences to stockholders who are not U.S. Holders.

        If a partnership, or another entity or arrangement treated as a partnership for United States federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership's activities. Accordingly, partnerships or other entities treated as partnerships for United States federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for United States federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares exchanged. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period for such Shares is more than one year. Long-term capital gain recognized by an individual is generally taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations.

        If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

        A U.S. Holder who exchanges Shares pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the applicable withholding agent or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER. HOLDERS OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES, AND CHANGES IN ANY LAWS. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

6.     Price Range of Shares; Dividends.

        The Shares currently trade on the NASDAQ Stock Market ("NASDAQ") under the symbol "CYNO". Cynosure advised Parent that, as of February 16, 2017, there were 23,914,023 Shares outstanding, 776,660 Shares were issuable pursuant to Options with an exercise price less than the Offer Price, 370,993 Shares subject to unvested restricted stock units, and 268,377 Shares subject to unvested performance-based stock units (assuming applicable performance goals are satisfied at maximum levels).

        The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the two preceding fiscal years, as reported on NASDAQ, and the quarterly cash dividends declared per share for each such quarterly period.

	High	Low	Cash Dividends Declared
Year Ended December 31, 2015
First Quarter	$31.83	$27.02	$—
Second Quarter	$40.52	$29.76	—
Third Quarter	$42.97	$29.00	—
Fourth Quarter	$45.05	$29.60	—
Year Ended December 31, 2016
First Quarter	$44.77	$32.90	$—
Second Quarter	$53.33	$42.80	—
Third Quarter	$55.94	$47.70	—
Fourth Quarter	$53.06	$39.90	—
Year Ended December 31, 2017
First Quarter (through February 21, 2017)	$66.50	$43.30	$—

        On February 13, 2017, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $51.50. On February 21, 2017, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on NASDAQ was $66.10. The Offer Price represents a 28% premium over the February 13, 2017 closing stock price and a 51% premium over the January 20, 2017 closing stock price of $43.85, which was the last trading day prior to the release of a news report that Cynosure was considering strategic options.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Cynosure will not declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of any Cynosure securities (including the Shares) or set a record date therefor.

7.     Certain Information Concerning Cynosure.

        Except as specifically set forth herein, the information concerning Cynosure contained in this Offer to Purchase has been taken from or is based upon information furnished by Cynosure or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Cynosure's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We do not assume any responsibility for the accuracy or completeness of the information concerning Cynosure, whether furnished by Cynosure or contained in such documents and records, or for any failure by Cynosure to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

        General.    Cynosure was incorporated as a Delaware corporation in July 1991. Cynosure's principal offices are located at 5 Carlisle Road, Westford, Massachusetts 01886, and its telephone number is (978) 256-4200. The following description of Cynosure and its business has been taken from Cynosure's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and is qualified in its entirety by reference to such Form 10-K.

        Cynosure develops, manufactures and markets aesthetic treatment systems that enable plastic surgeons, dermatologists and other medical practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, revitalize the skin, reduce fat through laser lipolysis, reduce cellulite, clear nails infected by toe fungus, ablate sweat glands and improve gynecologic health. Cynosure also markets radiofrequency, or RF, energy sourced medical devices for precision surgical applications such as facial plastic and general surgery, gynecology, ear, nose, and throat procedures, ophthalmology, oral and maxillofacial surgery, podiatry and proctology. Cynosure's products are sold through a direct sales force in the United States, Canada, France, Morocco, Germany, Spain, the United Kingdom, Australia, China, Japan and Korea and through international distributors in approximately 120 other countries.

        Cynosure's product portfolio utilizes a broad range of energy sources including Alexandrite, diode, Nd: YAG, pulse dye, Q-switched lasers, intense pulsed light and RF technology. Cynosure offers single energy source systems as well as workstations that incorporate two or more different types of lasers or pulsed light technologies. Cynosure offers multiple technologies and system alternatives at a variety of price points depending primarily on the number and type of energy sources included in the system. Cynosure's products are designed to be easily upgradeable to add additional energy sources and handpieces, which provide its customers with technological flexibility as they expand their practices.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Cynosure is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Cynosure's directors and officers, their remuneration, stock options, restricted stock units and performance-based stock units granted to them, the principal holders of Cynosure's securities, any material interests of such persons in transactions with Cynosure and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 1, 2016 and distributed to Cynosure's stockholders on April 1, 2016. Such reports, proxy statements and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Cynosure, that file electronically with the SEC.

        Cynosure Financial Projections.    Cynosure provided Parent with certain internal financial projections of its anticipated future operations. Such financial projections are described in Cynosure's Schedule 14D-9, which will be filed with the SEC and is being mailed to Cynosure stockholders contemporaneously with this Offer to Purchase.

8.     Certain Information Concerning Parent and Purchaser.

        Parent and Purchaser.    Parent was incorporated in Delaware in January 1990. Parent is a developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products with an emphasis on women's health. Parent operates in four segments: Diagnostics, Breast Health, GYN Surgical and Skeletal Health. Parent sells and services its products through a combination of direct sales and service personnel and a network of independent distributors and sales representatives.

        Purchaser is a Delaware corporation formed on February 10, 2017 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement. Upon the completion of the Merger, Purchaser's separate corporate existence will cease and Cynosure will continue as the Surviving Corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the

Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is a wholly owned direct subsidiary of Parent.

        Parent's principal executive offices, which is also Purchaser's business address, are located at 250 Campus Drive, Marlborough, Massachusetts 01752. Its telephone number at this location is (508) 263-2900.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and Purchaser are listed in Schedule I to this Offer to Purchase.

        During the last five years, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or directly, any Shares and (ii) none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Cynosure (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

        Except as set forth in this Offer to Purchase, none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Cynosure or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Cynosure or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.     Source and Amount of Funds.

        The Offer is not conditioned upon obtaining financing. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all issued and outstanding Shares, Parent and Purchaser have sufficient cash on hand of Parent, to purchase all Shares tendered pursuant to the Offer, and there is no financing condition to the completion of the Offer, we believe the financial condition of Parent and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

        Parent and Purchaser estimate that the total amount of funds required to consummate the Offer and the Merger and to provide funding for the payment in respect of outstanding in-the-money stock options, restricted stock units and performance-based stock units is approximately $1.7 billion, plus related fees and expenses. Parent and Purchaser anticipate funding such cash requirements with cash on hand of Parent.

10.   Background of the Offer; Past Contacts or Negotiations with Cynosure.

        The information set forth below regarding Cynosure not involving Parent or Purchaser was provided by Cynosure, and none of Parent, Purchaser or any of their affiliates or representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which none of Parent, Purchaser or any of their affiliates or representatives participated.

Background of the Offer

        The following is a description of material contacts between representatives of Parent or Purchaser with representatives of Cynosure that resulted in the execution of the Merger Agreement. For a review of Cynosure's additional activities relating to the background of the transaction, please refer to Cynosure's Schedule 14D-9 that will be filed with the SEC and mailed to all Cynosure stockholders.

        In October 2016, a representative of Leerink Partners LLC ("Leerink") spoke with Stephen MacMillan, the Chief Executive Officer of Parent, about a range of topics including opportunities in women's health and aesthetics. Mr. MacMillan indicated an interest in learning more about Cynosure and requested that Leerink introduce him to Michael R. Davin, the Chairman, President and Chief Executive Officer of Cynosure. Mr. Davin and Mr. MacMillan agreed to meet for breakfast to discuss their respective businesses.

        On November 2, 2016, Mr. MacMillan had breakfast with Mr. Davin, and each provided the other with an overview of each company's respective business and discussed whether there might be opportunities for the two companies to work together in the future. Mr. MacMillan informed Mr. Davin that, although Parent was not pursuing acquisitions (of such scale) at that time, Mr. Davin should consider contacting Parent if Cynosure were to ever determine to pursue a sale.

        On January 20, 2017, Mr. MacMillan was telephoned by a representative of Leerink, which was acting as Cynosure's financial advisor. In response to Leerink's invitation, Mr. MacMillan indicated during that call that Parent would be interested in conducting due diligence on Cynosure to determine whether it wished to make an acquisition proposal. Thereafter, Parent negotiated a confidentiality agreement with Cynosure, which was executed on January 23, 2017. This confidentiality agreement included a customary standstill provision.

        On January 24, 2017, Cynosure provided representatives of Parent with access to an electronic data room to conduct due diligence on Cynosure. Between January 24, 2017 and February 8, 2017, Parent and Cynosure conducted numerous due diligence meetings and teleconferences.

        On January 27, 2017, Mr. MacMillan and other members of senior management from Parent met with Mr. Davin and other members of Cynosure's senior management. The representatives of Cynosure presented an update regarding Cynosure's business, results of operations, financial condition and prospects and responded to questions from Parent regarding the same.

        On January 31, 2017, Parent submitted a non-binding expression of interest to Cynosure. The expression of interest indicated a value of $63.00 to $66.00 per share in cash, and was subject to a number of conditions, including satisfactory completion of due diligence.

        On February 1, 2017, a representative of Leerink spoke with a representative of Morgan Stanley & Co. LLC ("Morgan Stanley"), Parent's financial advisor, and informed such Morgan Stanley representative that Parent was participating in a competitive process and that Parent would be required to submit a markup of a merger agreement and a final proposal on value by February 8, 2017. A representative of Morgan Stanley acknowledged the instructions and indicated that Parent would likely be in a position to follow the instructions. That same day, Wilmer Cutler Pickering Hale and Dorr LLP ("WilmerHale"), legal counsel to Cynosure, sent a draft merger agreement to Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton"), Parent's legal counsel, informing Wachtell Lipton that the markup of the draft merger agreement was due with a final proposal on value by February 8, 2017. The draft merger agreement did not include a proposal on the break-fee amount, and provided, among other things, that Parent would agree to divest assets if required in order to obtain antitrust approval and reflected that all outstanding employee equity awards would be accelerated and paid out in cash based on the Offer Price.

        On February 4, 2017, Mr. MacMillan telephoned Mr. Davin to discuss questions regarding Cynosure's financial projections. Mr. MacMillan also asked Mr. Davin about whether he planned to remain with Cynosure following a transaction. Mr. Davin informed Mr. MacMillan that he could not discuss employment related matters at that time.

        On February 7, 2017, Wachtell Lipton delivered to WilmerHale a markup of the draft merger agreement on behalf of Parent. The draft merger agreement proposed by Parent provided for a breakup fee of 4% of the equity value of Cynosure at the transaction price, provided that Parent would agree to divest assets if required in order to obtain antitrust approval so long as such action would not have a material adverse effect, did not reflect any acceleration of outstanding employee equity awards (which would be converted into corresponding Parent awards) except those held by directors, and tested several of Cynosure's representations and warranties without any materiality qualification as a closing condition.

        On February 8, 2017, WilmerHale and Wachtell Lipton spoke by telephone regarding the draft merger agreement. WilmerHale advised Wachtell Lipton that there were issues in the Parent draft that would be particularly concerning to the Cynosure Board, and suggested that Parent consider whether it wished to communicate a revised position on these points in connection with its valuation bid later that day. Later on February 8, 2017, Parent submitted an updated non-binding expression of interest to Cynosure, indicating a value of $65.25 per share, payable in cash, and Wachtell Lipton provided an update to Parent's draft of the merger agreement to alleviate some of the concerns raised by WilmerHale that would be particularly concerning to the Cynosure Board, including adding materiality qualifications to test several of Cynosure's representations and warranties as a closing condition. Mr. MacMillan also had lunch with Mr. Davin on February 8, 2017, to discuss their perspectives on potential integration issues.

        On February 10, 2017, a representative of Leerink spoke with a representative of Morgan Stanley and indicated the Cynosure Board had instructed WilmerHale to send a revised draft of the merger agreement to participants that had submitted proposals in the prior round. The Leerink representative indicated that Parent should submit a revised markup and a "best and final" offer. The Morgan Stanley representative expressed concern that Parent was being asked to continue negotiations regarding the merger agreement without a discussion on price. The Leerink representative indicated that Parent was participating in a competitive process, that the process was fluid and that neither the Leerink representative nor the Cynosure Board could provide any guidance on value at that time. The Morgan Stanley representative acknowledged the instructions.

        That same day, WilmerHale sent a revised draft of the merger agreement to Wachtell Lipton, with instructions to provide a revised markup as soon as possible. The revised draft of the merger agreement, among other things, provided for a 3% breakup fee based on Cynosure's equity value and reflected that all outstanding employee equity awards would be accelerated and paid out in cash based on the Offer Price. Between February 10 and February 13, 2017, WilmerHale and Wachtell Lipton engaged in further negotiations concerning the terms of the merger agreement, including regarding fiduciary termination provisions, breakup fee triggers and amount (with Parent proposing a compromise amount of 3.5% of Cynosure's equity value based on the Offer Price) and treatment of employee equity awards (particularly regarding whether equity awards issued in 2017 would be assumed by Parent or accelerated and paid out in cash based on the Offer Price).

        On February 11, 2017, Mr. MacMillan telephoned Mr. Davin to express concern that Parent was being asked to continue negotiations regarding the merger agreement without an agreement on price. Mr. Davin reiterated that Parent should provide a "best and final" offer.

        On February 12, 2017, Mr. MacMillan telephoned Mr. Davin to inform him that Parent was increasing its offer to $66 per share, which was the best price that Parent would be willing to offer.

        On February 13, 2017, Mr. Davin and Mr. MacMillan spoke several times by telephone to discuss retention arrangements for Cynosure management. Mr. MacMillan agreed that Cynosure could establish a retention pool of up to $13 million, which could be allocated by Cynosure prior to the closing of the merger for transaction bonuses, severance payments and retention payments.

        At approximately 6:30 a.m., Eastern Time, on February 14, 2017, Parent, Purchaser and Cynosure executed and delivered the Merger Agreement, and later that morning Parent and Cynosure issued a joint press release announcing the transaction.

Past Contacts, Transactions, Negotiations and Agreements.

        For more information on the Merger Agreement and the other agreements between Cynosure, Parent and Purchaser and their respective related parties, see Section 8—"Certain Information

Concerning Parent and Purchaser," Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

11.   The Merger Agreement; Other Agreements.

Merger Agreement

        The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning Parent and Purchaser." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

        The Merger Agreement has been included to provide investors with information regarding its terms and is not intended to provide any financial or other factual information about Cynosure, Parent or Purchaser. In particular, the representations, warranties and covenants contained in the Merger Agreement (i) were made only for purposes of that agreement and as of specific dates, (ii) were solely for the benefit of the parties to the Merger Agreement, (iii) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing those matters as facts and (iv) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Cynosure or Parent. Accordingly, investors should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about Cynosure or Parent and their respective subsidiaries that the respective companies include in reports, statements and other filings they make with the SEC.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer on or before February 22, 2017. Purchaser's obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 15—"Conditions of the Offer." Subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 15—"Conditions of the Offer," the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for all Shares validly tendered and not validly withdrawn in the Offer as soon as practicable after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement. Acceptance and payment for Shares pursuant to and subject to the conditions of the Offer, which shall occur on March 21, 2017 unless we extend the Offer pursuant to the terms of the Merger Agreement, is referred to herein as the "Offer Closing," and the date and time at which the Offer Closing occurs is referred to herein as the "Acceptance Time."

        Parent and Purchaser expressly reserve the right to waive any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that Cynosure's prior written approval is required for Parent and Purchaser to:

  •
  change the form of consideration payable in the Offer, decrease the Offer Price, increase the Offer Price in an increment of less than $0.25 per share, or change the Offer so that it is for fewer than all of Cynosure's outstanding Shares;

  •
  except as permitted or required by the Merger Agreement, terminate the Offer or accelerate, extend or otherwise change expiration of the Offer;

  •
  provide any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act;

  •
  waive, change or amend the Minimum Condition or the Termination Condition;

  •
  amend, modify or supplement any of the Offer Conditions in a manner that is adverse to the holders of the Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent and Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

  •
  amend, modify or supplement any of the terms of the Offer (other than the Offer Conditions) in a manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of Parent and Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement; or

  •
  impose any condition to the Offer other than the Offer Conditions.

        The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer and in which Parent is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that Purchaser shall extend the Offer:

  •
  as required by applicable law;

  •
  in connection with an increase in the consideration to be paid pursuant to the Offer if and only to the extent required to comply with applicable rules and regulations of the SEC; and

  •
  if any Offer Condition has not been satisfied or waived, for one or more periods specified by Purchaser of not more than ten (10) business days each (or such longer period as Parent, Purchaser and Cynosure may agree) in order to permit the satisfaction of the Offer Conditions (without limiting Purchaser's obligation to further extend the Offer until the earlier of the Outside Date or termination of the Merger Agreement).

        However, Purchaser is not required to extend the Offer beyond the Outside Date and will not extend the Offer beyond the Outside Date without Cynosure's consent.

        Purchaser has agreed that it will terminate the Offer promptly upon any termination of the Merger Agreement (and in any event within one business day of such termination).

        The Merger.    The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Cynosure, and the separate existence of Purchaser will cease, and Cynosure will continue as the Surviving Corporation after the Merger. The Merger will be governed by Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and Cynosure have agreed to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the Acceptance Time without a meeting of Cynosure's stockholders in accordance with Section 251(h) of the DGCL.

        The certificate of incorporation of the Surviving Corporation at and immediately after the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement. The bylaws of the Surviving Corporation shall be amended and restated in their entirety immediately after the Effective Time so that they are identical to the bylaws of Purchaser, except that the name of the Surviving Corporation will be "Cynosure, Inc."

        The obligations of Cynosure, Parent and Purchaser to complete the Merger are subject to the satisfaction or waiver by each of the parties of the following conditions:

  •
  Purchaser must have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer; and

  •
  there is no law or order, injunction or decree enacted, enforced, amended, issued, in effect or deemed applicable to the Merger, by any governmental entity that is in effect, and no governmental entity has taken any other action, in each case the effect of which is to make illegal or otherwise prohibit consummation of the Merger.

        Conversion of Capital Stock at the Effective Time.    Shares issued and outstanding immediately prior to the Effective Time (other than Shares held (i) by Cynosure as treasury stock or Shares held by Parent, Purchaser or any other subsidiary of Parent, which will be canceled and cease to exist without consideration or payment, (ii) by any subsidiary of Cynosure, which Shares will be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages, and (iii) by a holder who exercises appraisal rights in accordance with Delaware law with respect to the Shares) will be converted at the Effective Time into the right to receive the Offer Price, without interest, and subject to any withholding of taxes as required by applicable law (the "Merger Consideration").

        Each share of Purchaser's common stock issued and outstanding prior to the Effective Time will be converted into one fully paid share of common stock of the Surviving Corporation.

        The holders of certificates or book-entry shares which immediately prior to the Effective Time represented Shares will cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, or, with respect to Shares of a holder who exercises appraisal rights in accordance with Delaware law, the rights set forth in Section 262 of the DGCL.

        Treatment of Equity Awards.    Pursuant to the Merger Agreement and effective as of immediately prior to the Effective Time:

  •
  Each then-outstanding and unexercised stock option to purchase Shares shall vest in full and automatically be canceled and converted into the right to receive an amount of cash from the Surviving Corporation equal to the product of (i) the total number of Shares then underlying such stock option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such stock option. If the exercise price of any such stock option is equal to or greater than the Merger Consideration, such stock option will be cancelled for no consideration.

  •
  Each restricted stock unit award in respect of Shares that is then-outstanding and unvested shall vest in full and automatically be canceled and converted into the right to receive an amount of cash from the Surviving Corporation equal to the product of (i) the total number of Shares then underlying such restricted stock unit award multiplied by (ii) the Merger Consideration.

  •
  Each performance-based stock unit award in respect of Shares that is then-outstanding and unvested shall vest with respect to the maximum number of Shares that could be earned thereunder and automatically be canceled and converted into the right to receive an amount of cash from the Surviving Corporation equal to the product of (i) the maximum number of Shares then underlying such performance-based stock unit award multiplied by (ii) the Merger Consideration.

  Representations and Warranties.

        In the Merger Agreement, Cynosure has made representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

  •
  capitalization;

  •
  subsidiaries;

  •
  authority relative to the Merger Agreement;

  •
  required consents and approvals, and no violations of organizational documents;

  •
  financial statements and SEC filings;

  •
  disclosure controls and procedures, and internal control over financial reporting;

  •
  the absence of undisclosed liabilities;

  •
  the absence of certain changes or events;

  •
  taxes;

  •
  real property;

  •
  intellectual property;

  •
  material contracts;

  •
  the absence of litigation;

  •
  environmental matters;

  •
  employee benefit plans;

  •
  compliance with laws;

  •
  permits and regulatory matters;

  •
  labor matters;

  •
  the opinion of its financial advisor;

  •
  state takeover laws;

  •
  brokers;

  •
  insurance;

  •
  suppliers; and

  •
  product liability.

        Some of the representations and warranties in the Merger Agreement made by Cynosure are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, a "Material Adverse Effect" with respect to Cynosure means any effect, change, event, occurrence or development that is materially adverse to the business, financial condition or results of operations of Cynosure and its subsidiaries, taken as a whole. A Material Adverse Effect with respect to Cynosure excludes any effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following from constituting or being taken into account in determining whether there has been, or may, would or could be, a Material Adverse Effect:

  (i)
  general economic conditions (or changes in such conditions);

  (ii)
  conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets;

  (iii)
  conditions (or changes in such conditions) in the industries in which Cynosure and its subsidiaries conduct business;

  (iv)
  political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

  (v)
  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events;

  (vi)
  the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including the identity of Parent;

  (vii)
  any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested in each case in writing, or the taking of any action required by the Merger Agreement, or the failure to take any action prohibited by the Merger Agreement;

  (viii)
  changes in law or other legal or regulatory conditions (including rules, regulations and administrative policies of the U.S. Food and Drug Administration (the "FDA")), or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof);

  (ix)
  any product candidate of Cynosure or any of its subsidiaries, including any change, event, circumstance or development relating to the use or sale of any such product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any such product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other governmental entity relating to any such product candidate, any other regulatory development affecting any such product candidate, or the failure to conduct successful clinical trials on a timely basis for any such product candidate;

  (x)
  any product or product candidate of any person (other than Cynosure and its subsidiaries), including the entry into the market of any product competitive with any product or product candidate of Cynosure and its subsidiaries;

  (xi)
  any fees or expenses incurred in connection with the transactions contemplated by the Merger Agreement;

  (xii)
  changes in Cynosure's stock price or the trading volume of Cynosure's stock, or any failure by Cynosure to meet any public estimates or expectations of Cynosure's revenue, earnings or other financial performance or results of operations for any period, or any failure by Cynosure or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

  (xiii)
  any legal proceedings made or brought by any of the current or former stockholders of Cynosure (on their own behalf or on behalf of Cynosure) against Cynosure, Purchaser, Parent or any of their directors or officers arising out of the Offer, the Merger or in connection with any other transactions contemplated by the Merger Agreement;

except, in the cases of the foregoing clauses (i), (ii), (iii), (iv), (v) and (viii), to the extent that Cynosure is disproportionately adversely affected thereby relative to other companies of comparable size to Cynosure operating in the industry in which Cynosure operates (in which case the incremental impact of such event may be taken into account for the purpose of in determining whether there has been, or may, would or could be, a Material Adverse Effect).

        In the Merger Agreement, Parent and Purchaser have made representations and warranties to Cynosure with respect to:

  •
  corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

  •
  required consents and approvals, and no violations of laws, governance documents or agreements;

  •
  accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

  •
  operations of Purchaser;

  •
  available funds;

  •
  ownership of securities of Cynosure;

  •
  absence of litigation;

  •
  other agreements or understandings;

  •
  brokers;

  •
  independent investigation;

  •
  no other Cynosure representations and warranties; and

  •
  non-reliance on Cynosure estimates, projections, forecasts, forward-looking statements and business plans.

        Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to "materiality" or the ability of Parent or Purchaser to consummate the Offer or the Merger.

        None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement survive the Effective Time.

        Conduct of Business Pending the Merger.    Cynosure has agreed that, from the date of the Merger Agreement until the Effective Time, except as expressly provided by the Merger Agreement or as disclosed prior to execution of the Merger Agreement in Cynosure's confidential disclosure letter, Cynosure will use its commercially reasonable efforts to act and carry on its business in the ordinary course of business consistent with past practice, to preserve intact its business organization and to preserve satisfactory business relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having material business dealings with Cynosure.

        Cynosure has further agreed that, from the date of the Merger Agreement until the Effective Time, except as consented to in writing by Parent (which consent may not be unreasonably conditioned, withheld or delayed), as expressly provided for by the Merger Agreement or as disclosed prior to execution of the Merger Agreement in Cynosure's confidential disclosure letter, Cynosure will not, among other things and subject to specified exceptions (including specified ordinary course exceptions):

  •
  (i) declare, set aside, make or pay any dividends or other distributions, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, subject to certain exceptions;

  •
  issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any lien any shares of its capital stock, subject to certain exceptions;

  •
  amend its organizational documents;

  •
  acquire, or cause any acquisition of, any assets, rights or properties (including by merging or consolidating with any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof);

  •
  sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any lien any properties, rights or assets;

  •
  (i) adopt any stockholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or (iii) merge or consolidate with any person;

  •
  (i) incur indebtedness for borrowed money, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, (iii) make any loans, advance or capital contributions to, or investment in, any other person (other than Cynosure's subsidiaries), or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Cynosure or its subsidiaries against fluctuations in exchange rates;

  •
  make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $2,000,000 in the aggregate;

  •
  make any material changes in accounting methods, principles or practices, except as required by a change in GAAP;

  •
  (i) adopt, enter into, terminate or amend in any manner adverse to the Company any employment, consulting, severance, retention, change in control, termination or similar agreement with any of its directors, officers, employees or individual independent contractors; (ii) hire any new employees or individual independent contractors; (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or any employee benefit plan; (iv) increase the compensation or benefits of, or pay or award any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor; (v) take any action to accelerate any payment or benefit, the vesting of any payment or benefit or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors; (vi) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay; (vii) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock; or (viii) terminate the employment of any employee or individual independent contractor whose total annual compensation exceeds $200,000, other than for cause;

  •
  enter into or terminate any material contract, or amend or modify in a manner that is materially adverse to Cynosure and its subsidiaries, taken as a whole, any material contract;

  •
  knowingly relinquish, abandon or permit to lapse any of its rights in any material registered intellectual property;

  •
  settle any action, suit, proceeding, claim, arbitration or investigation;

  •
  make, revoke or change any material tax election, adopt or change any accounting method for tax purposes that has a material effect on taxes, extend the statute of limitations (or file any extension request) relating to material taxes with any government entity, amend any material tax return, or settle or compromise any material tax liability; or

  •
  authorize, agree or commit, in writing or otherwise, to take any of the foregoing actions.

        Access to Information.    From and after the date of the Merger Agreement, subject to the requirements of applicable law, Cynosure has agreed to provide Parent, Purchaser and their directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives reasonable access during regular business hours in a manner that does not unreasonably disrupt or interfere with regular business operations to Cynosure's employees, properties, books, contracts, and records, as Parent may reasonably request, subject to customary exceptions and limitations.

        Directors' and Officers' Indemnification and Insurance.    The Merger Agreement provides for indemnification, advancement of expenses and insurance rights in favor of Cynosure's current and former directors and officers, who we refer to as "indemnitees." Specifically, Parent and the Surviving Corporation have agreed to indemnify and advance expenses to indemnitees to the fullest extent that Cynosure would have been permitted to do so under applicable law. From and after the Effective Time and for a period of six years, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Cynosure and its subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the certificate of incorporation and bylaws of Cynosure as in effect on the date of the Merger Agreement.

        From and after the Effective Time, the Surviving Corporation shall either (i) maintain in effect for a period of six years after the Effective Time, in respect of matters occurring prior to or at the Effective Time, policies of directors' and officers' liability insurance covering the persons currently covered by Cynosure's existing directors' and officers' liability insurance policies in an amount and scope no less advantageous than the Company's policies existing on the date hereof, so long as the annual premium therefor would not exceed 300% of the last annual premium paid by Cynosure for such insurance policies before the Effective Time (the "Maximum Premium"), or (ii) purchase a six year "tail" prepaid policy on the directors' and officers' liability insurance policies, on terms and conditions substantially equivalent to the current directors' and officers' liability insurance policies. If Cynosure's or the Surviving Corporation's insurance expires, is terminated, or is canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous, in the aggregate, to the indemnified parties than the current directors' and officers' liability insurance policies. In lieu of the foregoing, Cynosure may, and if requested by Parent shall, purchase a six-year "tail" prepaid policy on the directors' and officers' liability insurance policies, on terms and conditions substantially equivalent to the current directors' and officers' liability insurance policies (after reasonable consultation with Parent); provided that Cynosure does not pay or commit to pay more than the Maximum Premium for such policy without discussing in good faith with Parent Cynosure's discussions with its insurers, the quoted cost and reasons therefore and considering any alternatives that Parent may suggest in lieu of obtaining such policy.

        Reasonable Best Efforts.    Each of Cynosure, Parent and Purchaser has agreed to use their respective reasonable best efforts to cause the Offer and the Merger and the other transactions contemplated by the Merger Agreement to be consummated as promptly as practicable. Each of the Company, Parent and Purchaser agreed to file within ten business days of the Merger Agreement any required submissions under the HSR Act and to, as promptly as practicable, make all necessary filings under any other applicable antitrust laws and any related governmental requests. Except as set forth in the following sentence, Parent has agreed to propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent), which would have the effect of preventing or delaying the Acceptance Time beyond the Outside Date. In no event, however, shall Parent or its subsidiaries be required to take any action that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Parent, Cynosure or any of their respective subsidiaries (measured relative to the size of Cynosure and its subsidiaries, taken as a whole, regardless of whether such actions are imposed on, or affect, Parent, Cynosure or any of their respective subsidiaries).

        Employee Matters.    For a period of one year following the Effective Time, Parent has agreed to provide to each continuing employee of the Company (i) a base salary, commission opportunities, annual bonus opportunities and the value of annual equity awards no less favorable in the aggregate than the total compensation package (including base salary, commission opportunities, annual bonus opportunities and value of annual equity awards) provided to such employee immediately before the Effective Time and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such Company Employee immediately before the Effective Time.

        For all purposes under the employee benefit plans of Parent in which such employees are eligible to participate, each such employee will, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any similar employee benefit plan of the Company, subject to certain customary exceptions. In addition, (i) each such employee will be immediately eligible to participate, without any waiting time, in any employee benefit plans of Parent to the extent coverage under such plan is of the same type as the Company employee benefit plan in which such employee participated immediately before the Effective Time, and (ii) for purposes of each such Parent plan providing medical, dental, pharmaceutical or vision benefits to any such employee, Parent will use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Parent plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the corresponding Company plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company ending on the date such employee's participation in the corresponding Parent plan begins to be taken into account under such Parent plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent plan.

        If any such employee (who is not otherwise a party to an employment agreement providing for severance benefits) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such employee would have received severance benefits under the Company's severance practices, Parent will cause the Surviving Corporation to provide such employee with the severance benefits that would have been paid under the Company's severance practices.

        Security Holder Litigation.    In the event that any litigation related to the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement is brought by any stockholder or other holder of any Company securities against the Company and/or its directors or officers, the Company is required to promptly notify Parent of such litigation and to keep Parent reasonably informed with respect to the status thereof. The Company has agreed to give Parent the opportunity to participate in the defense of any such litigation, and the Company has agreed to give due consideration to Parent's advice with respect to such litigation. The Company has agreed not settle or enter into any negotiations or settlement of any such litigation without the prior written consent of Parent (which consent will not be unreasonably conditioned, withheld or delayed) (provided that Parent shall not withhold its consent if the settlement involves (a) solely the payment of an aggregate amount not to exceed $350,000 and supplemental disclosure (provided that Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and Cynosure shall consider in good faith any reasonable changes thereto proposed by Parent), (b) no admission of wrongdoing or liability, (c) no injunctive or similar relief, (d) a complete and unconditional release of all defendants in respect of all disclosure claims then pending relating to the Merger Agreement, the Offer, the Merger or the other transactions contemplated thereby and (e) the withdrawal or dismissal of all claims and actions then pending relating to the Merger Agreement, the Offer, the Merger or the other transactions contemplated thereby).

        No Solicitation.    Cynosure agreed not to, agreed to cause its directors, officers and senior management not to and agreed to use its reasonable best efforts to cause its other representatives not to, directly or indirectly:

  (i)
  solicit, initiate or knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below);

  (ii)
  provide any non-public information concerning Cynosure or any of its subsidiaries to any person or group who has made or would reasonably be expected to make any Acquisition Proposal or for the purpose of encouraging or facilitating any Acquisition Proposal;

  (iii)
  amend or grant a waiver or release under any standstill or similar agreement with respect to any Cynosure Class A Common Stock; or

  (iv)
  enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal.

        Cynosure agreed upon execution of the Merger Agreement to, except with respect to Parent and Purchaser, (i) cease immediately all discussions and negotiations that commenced prior to the date of the Merger Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential or non-public information previously furnished to any person within the last twelve months for the purpose of evaluating a possible Acquisition Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal.

        Notwithstanding the above limitations, if Cynosure receives prior to the Acceptance Time a written Acquisition Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement which the Cynosure Board determines in good faith after consultation with Cynosure's financial advisor and outside legal counsel constitutes or could reasonably be expected to result in a Superior Proposal (as defined below) and that the failure to take such action (as described below) would be reasonably likely to be inconsistent with the Cynosure Board's fiduciary duties under applicable law, Cynosure may take the following actions:

  (x)
  furnish non-public information to the third party making such Acquisition Proposal pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality and non-use obligations than the confidentiality agreement that applies to Parent (provided, that substantially concurrently Cynosure makes available to Parent any non-public written information and any other material non-public information concerning Cynosure and its subsidiaries to the extent such information was not previously made available to Parent);

  (y)
  engage in discussions or negotiations with the third party regarding such Acquisition Proposal; and

  (z)
  amend or grant a waiver or release under any standstill or similar agreement with respect to Cynosure Class A Common Stock with any such third party.

        Cynosure is required to notify Parent promptly (but in any event within one business day) of the receipt of any Acquisition Proposal, including the material terms and conditions thereof and identity of the person making such Acquisition Proposal, and thereafter keep Parent reasonably informed on a reasonably prompt basis of any material developments with respect to such Acquisition Proposal, including material changes to the terms thereof. Cynosure is required to promptly (and, in any event, within one business day) provide Parent with copies of all written requests, proposals or offers, including proposed agreements, and oral summaries of any material oral requests, proposals or offers, received by or made to Cynosure from any person or group making an Acquisition Proposal.

        "Acquisition Proposal" means:

  •
  any proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving Cynosure and its subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Cynosure Class A Common Stock immediately prior to such transaction owning more than 80% of the equity securities of Cynosure, or any successor or acquiring entity, immediately thereafter);

  •
  any proposal for the issuance by Cynosure of 20% or more of its equity securities; or

  •
  any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of Cynosure and its subsidiaries.

        "Superior Proposal" means any bona fide written proposal made by a third party after the date of the Merger Agreement to acquire more than 50% of the equity securities or consolidated total assets of Cynosure and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (a) on terms which the Cynosure Board determines in its good faith judgment to be more favorable to the holders of Cynosure Class A Common Stock than the transactions contemplated by the Merger Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any written, binding offer by Parent to amend the terms of the Merger Agreement) that the Cynosure Board determines to be relevant and (b) which the Cynosure Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Cynosure Board determines to be relevant However, in order to be considered a Superior Proposal under the Merger Agreement, the proposal must not have been solicited, encouraged or negotiated in material breach of the non-solicitation provisions in the Merger Agreement.

        Nothing in the Merger Agreement will prohibit Cynosure or the Cynosure Board from taking and disclosing to Cynosure's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making any disclosure to Cynosure's stockholders if, in the good faith judgment of the Cynosure Board (after consultation with outside counsel), failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. However, Cynosure will not be permitted to effect a Recommendation Change (as defined below) without complying with its obligations described in "—Changes of Recommendation" below.

        Changes of Recommendation.    As described above, and subject to the provisions described below, the Cynosure Board has determined to recommend that the stockholders of Cynosure accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the "Cynosure Board recommendation." The Cynosure Board also agreed to include the Cynosure Board recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

        Except as described below, the Cynosure Board may not:

  (i)
  fail to include the Cynosure Board Recommendation in the Schedule 14D-9;

  (ii)
  withhold, withdraw or modify or publicly propose to withhold, withdraw or modify, in a manner adverse to Parent or Purchaser, the Cynosure Board Recommendation; or

  (iii)
  approve, endorse or recommend, or publicly propose to approve, endorse, declare the advisability of or recommend, any Acquisition Proposal (any action described in the foregoing paragraphs (i) through (iii) is referred to as a "Recommendation Change").

        However, at any time prior to the Acceptance Time, the Cynosure Board may, subject to compliance with other provisions summarized under "—No Solicitation" above and in this "—Changes of Recommendation" section, effect a Recommendation Change (1) in response to a Superior Proposal (and concurrently terminate the Merger Agreement to enter into a definitive agreement providing for a Superior Proposal) or (2) in response to an Intervening Event (as defined below). However, such action may only be taken if:

  (i)
  the Cynosure Board determines in good faith (after consultation with outside counsel) that the failure to effect a Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

  (ii)
  the Company has notified Parent in writing at least four business day prior to taking such action that it intends to effect a Recommendation Change, describing in reasonable detail the reasons for such change (a "Recommendation Change Notice");

  (iii)
  if requested by Parent, Cynosure shall have made available and instructed its representatives to discuss and negotiate with Parent's representatives any proposed modifications to the terms and conditions of the Merger Agreement (in a manner that would obviate the need to effect such Recommendation Change) during the four business day period following delivery by Cynosure to Parent of such Recommendation Change Notice; and

  (iv)
  at the end of such four business day period, the Cynosure Board shall have determined in good faith (after consultation with outside counsel), after giving effect to the terms of any revised offer by Parent, that the failure to effect a Recommendation Change would still be reasonably likely to be inconsistent with its fiduciary duties under applicable law and, with respect to a Recommendation Change in response to a Superior Proposal, the Cynosure Board has determined in good faith (after consultation with financial advisor and outside counsel) that such initial or revised (as applicable) Superior Proposal continues to constitute a Superior Proposal;

        provided that, if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration Cynosure's stockholders would receive as a result of the Superior Proposal, whether or not material), Cynosure shall notify Parent of each such amendment, revision or change and the applicable four business day period described above shall be extended until at least two business days after the time that Parent receives notification from Cynosure of each such amendment, revision or change and the Cynosure Board shall not make a Recommendation Change prior to the end of any such period as so extended and compliance with the other requirements described above during such period as so extended.

        "Intervening Event" means any material event, development or occurrence that was not known to the Company Board as of the date of the Merger Agreement and becomes known to the Company Board after the date of the Merger Agreement and prior to the Acceptance Time (provided, however, that in no event will the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequences thereof constitute or be deemed to be an Intervening Event).

        Termination.    The Merger Agreement may be terminated as follows:

  •
  by mutual written consent of Parent and Cynosure at any time prior to the Acceptance Time;

  •
  by either Cynosure or Parent, at any time prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before 11:59 p.m., Eastern Time, on August 14, 2017, which is the Outside Date (provided that such party's failure to fulfill any obligation under the Merger Agreement has not been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the Outside Date) (an "Outside Date Termination");

  •
  by either Cynosure or Parent at any time prior to the Acceptance Time if a governmental entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, shares of Cynosure Class A Common Stock pursuant to the Offer or consummation of the Merger (provided that such party's failure to fulfill any obligation under the Merger Agreement has not been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action);

  •
  by Parent or Cynosure if the Offer expires as a result of the non-satisfaction of the Minimum Condition (provided that such party's failure to fulfill any obligation under the Merger Agreement has not been a principal cause of or resulted in the non-satisfaction of the Minimum Condition) (a "Minimum Condition Termination");

  •
  by Parent, prior to the Acceptance Time, if: (i) the Cynosure Board shall have failed to recommend that Cynosure's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer in the Schedule 14D-9 (or the Schedule 14D-9 at any point fails to include such recommendation); (ii) the Cynosure Board shall have effected a Recommendation Change; or (iii) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by Parent or an affiliate of Parent) and the Cynosure Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, the Cynosure Board shall have failed to recommend against acceptance of such offer (a "Change in Recommendation Termination");

  •
  by Cynosure, at any time prior to the Acceptance Time, in order to effect a Recommendation Change and enter into a definitive agreement providing for a Superior Proposal; provided that (i) Cynosure has complied in all material respects with the non-solicitation provisions in the Merger Agreement with respect to such Superior Proposal and (ii) immediately prior (and as a condition) to the termination of the Merger Agreement, the Company pays Parent the Termination Fee (described below) (a "Superior Proposal Termination");

  •
  by either Parent or Cynosure, prior to the acceptance time, if there has been a breach, inaccuracy in or failure to perform any of the other party's representations, warranties,

    covenants or agreements set forth in the Merger Agreement, which breach, inaccuracy or failure to perform (i) in the case of Cynosure, would cause the Representations Condition or the Covenants Condition not to be satisfied and (ii) in the case of Parent, shall have had or would reasonably likely to have, individually or in the aggregate, a change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of Parent or Purchaser to consummate the Offer or the Merger, and, in each case, is not capable of being cured by the Outside Date (or, if capable of being cured by the Outside Date, shall not have been cured within twenty (20) Business Days following receipt by the breaching party of written notice of such breach, inaccuracy or failure to perform from the non-breaching party) (provided that that such party is not then in material breach of any of its representations, warranties or covenants under the Merger Agreement) (a "Breach Termination"); or

  •
  by Cynosure if Purchaser has failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the time period specified in the Merger Agreement or failed to irrevocably accept for purchase all Shares validly tendered and not validly withdrawn within two business days of the expiration of the Offer (as it may be extended) and as of such expiration, all of the Offer Conditions have been satisfied or waived.

        Effect of Termination.    If the Merger Agreement is terminated, the Merger Agreement will become void and there will be no liability or obligation on the part of any party (or any directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, stockholder or affiliates) to the other parties, except that (i) certain specified provisions of the Merger Agreement will survive, including those described in "—Cynosure Termination Fee" below, and (ii) any such termination will not relieve any party of liability for fraud or any "willful breach". Willful breach is defined in the Merger Agreement to mean a material breach of any covenant or agreement set forth in the Merger Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach.

        Cynosure Termination Fee.    Cynosure has agreed to pay Parent a termination fee of $57,715,052 in cash (the "Cynosure Termination Fee") if the Merger Agreement is terminated:

  •
  by either Parent or Cynosure pursuant to an Outside Date Termination or a Minimum Condition Termination or by Parent pursuant to a Breach Termination (arising from a breach of Cynosure's covenants), and (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not irrevocably withdrawn at least two business days prior to the earlier of the date of such termination, the Outside Date and the-then scheduled expiration date of the Offer and (B) within 12 months after the date of such termination, any Acquisition Proposal is consummated or a definitive agreement with respect to any Acquisition Proposal is entered into and such Acquisition Proposal is thereafter consummated;

  •
  by Parent pursuant to a Change in Recommendation Termination; or

  •
  by Cynosure pursuant to a Superior Proposal Termination.

        In the event Parent receives the Cynosure Termination Fee, such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser or any of their respective affiliates or any other person in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, and neither Parent, Purchaser nor any of their respective affiliates or any other person will be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its affiliates arising out of the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any matters forming the basis for such termination, other than in the case of "willful breach" described in "—Effect of Termination" above with respect to obligations related to the Offer, the non-solicitation provisions and requirements to use reasonable best efforts to consummate the transactions contemplated by the Merger Agreement. In no event will Cynosure be required to pay the Cynosure Termination Fee on more than one occasion.

        Specific Performance.    The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity.

        Expenses.    All fees and expenses incurred by the parties in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

        Offer Conditions.    The Offer Conditions are described in Section 15—"Conditions of the Offer."

Confidentiality Agreement

        On January 23, 2017, Cynosure and Parent entered into a confidentiality agreement (the "Confidentiality Agreement"), pursuant to which Parent and its affiliates agreed, subject to certain exceptions, to keep confidential certain non-public information about Cynosure in connection with the consideration of a possible transaction with Cynosure. The Confidentiality Agreement also includes certain customary "standstill" provisions, which terminate if, at any time (i) a third party enters into an agreement with Cynosure contemplating the acquisition of at least 50% of the outstanding capital or voting stock of Cynosure or all or substantially all of its assets or any other transaction in which the stockholders of Cynosure prior to such transaction would not own at least 50% of Cynosure's voting stock immediately after such transaction, or (ii) a third party commences or publicly announces its intention to commence a tender or exchange offer for 50% or more of the outstanding voting stock of Cynosure, or securities convertible into or any options or other rights to acquire 50% or more of the outstanding voting stock of Cynosure, and the Cynosure Board does not publicly recommend against such tender or exchange offer within 10 business days of such commencement or announcement (or at any time thereafter Cynosure makes a public statement indicating that the Cynosure Board no longer recommends against such tender or exchange offer).

12.   Purpose of the Offer; Plans for Cynosure.

        Purpose of the Offer.    The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, Cynosure. The Offer, as the first step in the acquisition of Cynosure, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable.

        If you sell your Shares in the Offer, you will cease to have any equity interest in Cynosure or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Cynosure. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Cynosure.

        Merger Without a Stockholder Vote.    If the Offer is consummated, we will not seek the approval of the remaining public stockholders of Cynosure before effecting the Merger. Section 251(h) of the DGCL generally provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we will effect the closing of the Merger without a vote of the stockholders of Cynosure in accordance with Section 251(h) of the DGCL.

        Plans for Cynosure.    If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Cynosure and the Cynosure Board shortly thereafter. Parent and Purchaser are conducting a detailed review of Cynosure and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Parent and Purchaser will continue to evaluate the business and operations of Cynosure during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Cynosure's business, operations, capitalization and management with a view to optimizing development of Cynosure's potential in conjunction with Cynosure's and Parent's existing businesses. We expect that all aspects of Cynosure's business will be fully integrated into Parent. However, plans may change based on further analysis including changes in Cynosure's business, corporate structure, charter, bylaws, capitalization, board of directors and management.

        Except as set forth in this Offer to Purchase, including as contemplated in this Section 12—"Purpose of the Offer, Plans for Cynosure," and Section 13—"Certain Effects of the Offer," Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Cynosure (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Cynosure, (iii) any material change in Cynosure's capitalization or dividend policy, (iv) any other material change in Cynosure's corporate structure or business, (v) changes to the management of Cynosure, (vi) a class of securities of Cynosure being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Cynosure being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

        To the best knowledge of Purchaser and Parent, except for certain pre-existing agreements to be described in the Schedule 14D-9, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Cynosure, on the one hand, and Parent, Purchaser or Cynosure, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Cynosure entering into any such agreement, arrangement or understanding.

        It is possible that certain members of Cynosure's current management team will enter into new employment arrangements with Parent or the Surviving Corporation before or after the completion of the Offer and the Merger. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the Offer and will not become effective until the time the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.

        Pursuant to the Merger Agreement, the initial board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time will consist of the members of the board of directors of Purchaser immediately prior to the Effective Time, and the initial officers of the Surviving Corporation will consist of the officers of the Company immediately prior to the Effective Time.

        The certificate of incorporation of the Surviving Corporation at and immediately after the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to the

Merger Agreement. The bylaws of the Surviving Corporation shall be amended and restated in their entirety immediately after the Effective Time so that they are identical to the bylaws of Purchaser, except that the name of the Surviving Corporation will be "Cynosure, Inc."

13.   Certain Effects of the Offer.

        Market for the Shares.    If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as promptly as practicable following the Offer Closing.

        Stock Quotation.    The Shares are currently listed on NASDAQ. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Offer Closing), the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Purchaser. NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, we intend and will cause Cynosure to delist the Shares from NASDAQ.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Cynosure to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Cynosure to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Cynosure, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Cynosure and persons holding "restricted securities" of Cynosure to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause Cynosure to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

14.   Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Cynosure will not declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of any Cynosure securities (including the Shares) or set a record date therefor.

15.   Conditions of the Offer.

        Notwithstanding any other provisions of the Offer and in addition to Purchaser's rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable law, neither Parent nor Purchaser is required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered and not validly withdrawn, if:

  (a)
  there have not been validly tendered and not validly withdrawn that number of Shares that, when added to the Shares then owned by Parent and its subsidiaries, would represent one Share more than one half of all Shares then outstanding (the "Minimum Condition");

  (b)
  any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act or the German Act have not expired or been terminated or obtained, as applicable, prior to the end of the day, 12:00 midnight, Eastern time, on the Expiration Date; or

  (c)
  any of the following events exist:

  (i)
  any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger;

  (ii)
  (A) certain representations and warranties of Cynosure with respect to non-existence of a Material Adverse Effect shall not have been true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct in all respects as of such specified date); (B) certain representations and warranties of Cynosure with respect to its capitalization shall not have been true and correct in all respects as of the expiration of the Offer as though made on and as such date (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct in all respects as of such specified date), other than for de minimis exceptions; (C) certain representations and warranties of Cynosure with respect to its organization and good standing , certain approvals regarding safe harbor exemptions, certain corporate authorizations, Section 203 of the DGCL and other anti-takeover laws, and the non-existence of investment bank, brokerage or similar fees shall not have been true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct in all respects as of such specified date); and (D) any of the other representations and warranties of Cynosure contained in the Merger Agreement shall not have been true and correct as of the expiration of the Offer (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth in such representations and warranties) as though made on and as of the expiration of the Offer (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct in all respects as of such specified date), except where any failures of such representations or warranties to be true and correct (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth in such representations and warranties) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

  (iii)
  Cynosure shall have failed to perform or comply with in all material respects its covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the expiration of the Offer;

    (iv)
    Parent and Purchaser shall not have received a certificate executed by Cynosure's Chief Executive Officer and Chief Financial Officer, dated the expiration date of the Offer, confirming on behalf of Cynosure that the conditions set forth in paragraphs (c)(ii) and (c)(iii) above have been duly satisfied; and

    (v)
    the Agreement shall have been validly terminated in accordance with the Merger Agreement.

        The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.

        The foregoing conditions may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition), subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on our examination of publicly available information filed by Cynosure with the SEC and other information concerning Cynosure, we are not aware of any governmental license or regulatory permit that appears to be material to Cynosure's business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under "State Takeover Laws," such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Cynosure's business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Conditions of the Offer."

        Compliance with the HSR Act.    Under the HSR Act, and the related rules and regulations promulgated by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer.

        Under the HSR Act, our purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Parent, on behalf of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division of the U.S. Department of Justice, unless the waiting period is earlier terminated. Under the Merger Agreement, each of Parent and Cynosure is required to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer on or before March 1, 2017. If within the 15 calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer would be extended until 10 calendar days following the date of substantial compliance by Parent with that request, unless the FTC terminates the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the waiting period could be extended only by court order or with the consent of Parent. In practice, complying with a Second Request can take a significant period of time. Although Cynosure is required to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the Offer, neither Cynosure's failure to file such Premerger Notification and Report Form nor a Second Request issued to Cynosure from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer. The Merger will not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

        The FTC and the Antitrust Division will review the legality under the U.S. federal antitrust laws of Purchaser's proposed acquisition of Cynosure. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Parent, Purchaser, Cynosure, or any of their respective subsidiaries or affiliates or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Parent believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 15—"Conditions of the Offer."

        German Merger Control Approval.    The acquisition of Shares pursuant to the Offer is also subject to the German Act Against Restraints of Competition of 1958, as amended, and may be consummated only if the acquisition is approved by the German Federal Cartel Office (the "FCO"), either by written approval or by expiration of a one-month waiting period, unless the FCO notifies Parent within the one-month waiting period of the initiation of an in-depth investigation, in which case the waiting period would be extended for an additional three months. Parent expects to file a notification on or before March 1, 2017 with respect to the Offer.

        State Takeover Laws.    Cynosure is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." The Cynosure Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the DGCL.

        Cynosure, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—"Conditions of the Offer."

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Cynosure (for purposes of the Exchange Act); it is anticipated that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and, in the Merger, stockholders will receive the same price per Share as the Offer Price.

        Stockholder Approval Not Required.    Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the stockholders of Cynosure. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and Cynosure will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Cynosure in accordance with Section 251(h) of the DGCL.

17.   Appraisal Rights.

        No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest accruing at 5% over the Federal Reserve discount rate (including any surcharge), unless the court in its discretion determines otherwise for good cause shown.

        In determining the "fair value" of any Shares, the Court of Chancery will take into account all relevant factors. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

        As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Cynosure a written demand for appraisal of Shares held, which demand must reasonably inform Cynosure of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender their Shares in the Offer; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

        The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex II to the Schedule 14D-9.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Shares.

18.   Fees and Expenses.

        Parent has retained D.F. King & Co., Inc. to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the depositary and paying agent (the "Depositary") in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Cynosure has advised Purchaser that it will file no later than February 22, 2017 with the SEC its Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the recommendation of the Cynosure Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning Cynosure" above.

Minuteman Merger Sub, Inc.

February 22, 2017

 SCHEDULE I—INFORMATION RELATING TO PARENT AND PURCHASER

Parent

        The following table sets forth information about Parent's directors and executive officers as of February 22, 2017. The current business address of each person is c/o Hologic, Inc., 250 Campus Drive, Marlborough, MA 01752, and the business telephone number is (508) 263-2900.

Name	Age	Citizenship	Position
Stephen P. MacMillan	53	U.S.	Chairman of the Board, President and Chief Executive Officer
Eric B. Compton	52	U.S.	Chief Operating Officer
John M. Griffin	56	U.S.	General Counsel
Robert W. McMahon	48	U.S.	Chief Financial Officer
Peter J. Valenti, III	53	U.S.	Division President, Breast and Skeletal Health Solutions
Thomas A. West	53	U.S.	Division President, Diagnostics Solutions
Christopher J. Coughlin	64	U.S.	Director
Sally W. Crawford	63	U.S.	Director
Scott T. Garrett	67	U.S.	Director
Nancy L. Leaming	69	U.S.	Director
Lawrence M. Levy	78	U.S.	Director
Christiana Stamoulis	46	U.S.	Director
Elaine S. Ullian	69	U.S.	Director
Amy M. Wendell	56	U.S.	Director

Executive Officers of Parent

        Stephen P. MacMillan is the Chairman of the Board, President and Chief Executive Officer of Parent. Mr. MacMillan joined Hologic in December 2013 as President and CEO, and has led a dramatic turnaround at Parent. He was elected Chairman of our Board of Directors in June 2015. From 2005 to 2012, Mr. MacMillan served as President and Chief Executive Officer of Stryker Corporation, where he had been President since 2003. During his tenure at Stryker, Mr. MacMillan successfully led the company through a series of key strategic acquisitions, the launch of a number of products within the orthopedic implants and medical instrumentation businesses, and delivered strong operating performance, with revenue tripling from $2.8 billion to $8.3 billion, between 2003 and 2011. Prior to 2003, Mr. MacMillan was a senior executive with Pharmacia Corporation, where he oversaw five global businesses with revenues exceeding $2 billion, including one in diagnostics. Prior to joining Pharmacia, Mr. MacMillan spent 11 years with Johnson & Johnson in a variety of senior roles both in the U.S. and Europe, including President of the joint venture between Johnson & Johnson and Merck. Mr. MacMillan began his career with Procter and Gamble in 1985. He received a Bachelor of Arts degree in Economics from Davidson College and is a graduate of Harvard Business School's Advanced Management Program. Mr. MacMillan currently serves on the board of directors of Boston Scientific Corporation. Mr. MacMillan previously served on the Boards of Directors of Alere, Inc. and Texas Instruments.

        Eric B. Compton is the Chief Operating Officer of Parent. Mr. Compton joined Hologic in April 2014 as Chief Operating Officer. From 1995 to 2014, Mr. Compton worked at Johnson & Johnson in roles of increasing responsibility. Most recently, Mr. Compton served as the Worldwide President, Ortho Clinical Diagnostics for Johnson & Johnson. In this position, he was accountable for over $2 billion in global sales across multiple disciplines and held direct responsibility for a workforce of more than 2,800 individuals. From 2011 to August 2012, Mr. Compton served as General Manager, Ortho Clinical Diagnostics and from 2009 to 2011 he served as Worldwide Vice President, Franchise Strategic Marketing, Diabetes Care. Mr. Compton served in various sales and marketing leadership roles at Johnson & Johnson earlier in his career. Prior to joining Johnson & Johnson, Mr. Compton was a Business Development Manager at Procter & Gamble. He began his career in 1986 at Procter & Gamble as a Sales Representative. Mr. Compton is a member of the Board of AdvaMed DX and holds a Masters of Business Administration from Kennesaw State University and a Bachelor of Arts from the University of Richmond.

        John M. Griffin is the General Counsel of Parent. Mr. Griffin joined Hologic in February 2015 as General Counsel with nearly 30 years of experience across a broad spectrum of legal matters. Mr. Griffin worked at Covidien from 2000 to 2015 where he most recently served as Vice President, Deputy General Counsel. Previously, from 1994 to 2000, Mr. Griffin served as Assistant United States Attorney in Boston, Massachusetts, and prosecuted complex criminal cases. He began his career at Nutter, McClennen & Fish in Boston. Mr. Griffin currently serves on the board of directors for Por Cristo in Boston and New England Legal Foundation. He also serves as Treasurer and on the Board of Directors of Health Care Volunteers International. He has a Juris Doctorate from Harvard Law School and a Bachelor of Arts in Political Science from Columbia University.

        Robert W. McMahon is the Chief Financial Officer of Parent. Mr. McMahon joined Hologic in May 2014 as Chief Financial Officer with more than 20 years of healthcare finance experience. From 1993 to 2014, Mr. McMahon worked at Johnson & Johnson in executive finance roles of increasing responsibility. Most recently, Mr. McMahon served as the Worldwide Vice President, Finance and Business Development, Ortho Clinical Diagnostics for Johnson & Johnson. From 2006 to 2011, Mr. McMahon served as Vice President, Finance, Consumer Group and from 2004 to 2006 he served as Vice President, Finance, Networking & Computing Services. Earlier in his career, at Johnson & Johnson, Mr. McMahon worked in various financial roles at the divisional and corporate headquarters levels. Mr. McMahon began his career in 1991 at Harris Corporation in Florida. Mr. McMahon is a Certified Management Accountant and holds a Masters of Business Administration from the University of Central Florida and a Bachelor of Science in Business Administration from the University of Florida.

        Peter J. Valenti III is Division President, Breast and Skeletal Health Solutions of Parent. Mr. Valenti joined Hologic in May 2014 as Division President, Breast and Skeletal Health Solutions with nearly 30 years of sales, brand and product management experience, including 20 years focused on healthcare products. Prior to joining Parent, Mr. Valenti was a Principal at The New England Consulting Group where he served as a consultant to numerous healthcare companies, including Johnson & Johnson, Alcon, Cardinal Health, Align Technology and Bausch + Lomb Inc. Mr. Valenti assumed his consulting role following his four-year tenure in the North American and Global President roles of Bausch + Lomb's Vision Care business from 2009 to 2013. From 2007 to 2009, Mr. Valenti was the General Manager, U. S. Region for Covidien's Surgical Devices business. From 1995 to 2007, Mr. Valenti was with Johnson & Johnson and held positions of increasing responsibility including Vice President, Global Franchise for the Vistakon business and Executive Director, Women's Health for Johnson & Johnson's Personal Products business. Mr. Valenti began his career at Procter & Gamble. He received a Master of Business Administration from Cornell University and a Bachelor of Science in Business Administration from the University of Connecticut.

        Thomas A. West is the Division President, Diagnostic Solutions of Parent. Mr. West joined Hologic in October 2014 as Division President, Diagnostic Solutions with more than 20 years of healthcare experience. From 1992 to 2014, Mr. West worked at Johnson & Johnson in various roles of increasing responsibility across the globe. Most recently, he served as the Worldwide Vice President—Strategy and Business Development for Johnson & Johnson's Diabetes Solutions Companies. Previously, he served as President of LifeScan North America and as President of LifeScan EMEA. Mr. West has a proven track record in formulating and implementing growth strategies in the life sciences and consumer healthcare industries in the U.S., Canada, Europe, the Middle East, Africa and Latin America. He has a bachelor's degree in Politics and Economics from Princeton University and a Master of Business

Administration in Marketing and Strategic Management from the University of Pennsylvania, Wharton School.

  Directors of Parent

        Christopher J. Coughlin was elected to our board in March 2016. From 2012 to 2016, Mr. Coughlin has served as a senior advisor to McKinsey & Co. Mr. Coughlin served as an advisor to Tyco International from 2010 until September 2012. He was Executive Vice President and Chief Financial Officer of Tyco International from 2005 to 2010. During his tenure, he played a central role in the separation of Tyco into five independent, public companies and provided financial leadership surrounding major transactions, including the $2 billion acquisition of Broadview Security, among many other responsibilities and accomplishments. Prior to joining Tyco, he worked as the Chief Operating Officer of the Interpublic Group of Companies from June 2003 to December 2004, as Chief Financial Officer from August 2003 to June 2004 and as a director from July 2003 to July 2004. Previously, Mr. Coughlin was Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 until its acquisition by Pfizer in 2003. Prior to that, he was Executive Vice President of Nabisco Holdings and President of Nabisco International. Mr. Coughlin currently serves on the Board of Dun & Bradstreet, where he is a former member of the Audit Committee, chairs the Nominating and Governance Committee, and is a member of the Compensation and Benefits Committee. He also serves on the board of Alexion Pharmaceuticals, where he is Chairman of the Audit Committee and a member of the Pharmaceutical Compliance and Quality Committee, and on the board of Allergan plc (formerly Actavis plc), where he is Lead Director as well as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. In addition, Mr. Coughlin previously served on the boards of Covidien plc, Dipexium Pharmaceuticals, Inc., Forest Laboratories, Inc., The Interpublic Group of Companies, Monsanto Company and Perrigo Company. Mr. Coughlin has a B.S. in accounting from Boston College.

        Sally W. Crawford became a member of our board effective upon our merger with Cytyc Corporation ("Cytyc") in October 2007, having previously served as a director of Cytyc since January 1998. From April 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company's Northern Region operations and marketing efforts. Since January 1997, Ms. Crawford has been a healthcare consultant in New Hampshire. Ms. Crawford serves as a director of Universal American Corporation, where she is Chair of the Compliance Committee and Chair of the Nominating Committee, and Insulet Corporation, where she is Chair of the Compensation Committee and a member of the Nominating and Governance Committee. Ms. Crawford previously served as a director of Exact Sciences Corporation, Chittenden Corporation and Zalicus Inc. (now EPIRUS Biopharmaceuticals, Inc.) Ms. Crawford earned a Bachelor's Degree from Smith College and a Master's Degree in Communications from Boston University.

        Scott T. Garrett has been a member of our board since May 2013. Mr. Garrett is currently a Senior Operating Partner at Water Street Healthcare Partners. He joined Water Street in 2011 after approximately 35 years in the global healthcare industry. Prior to joining Water Street, Mr. Garrett served as Chairman, President, and Chief Executive Officer of Beckman Coulter, a leading biomedical company, from 2008 to 2011. Mr. Garrett joined Beckman Coulter in 2002 as President, Clinical Diagnostics Division and was promoted in 2003 to President and Chief Operating Officer. In January 2005, he became Chief Executive Officer, adding the position of Chairman in 2008. Prior to that, Mr. Garrett served as Vice Chairman and Interim Chief Executive Officer of Kendro Laboratory Products from 1999 to 2001. From 1994 to 1998, Mr. Garrett served as Chairman, President and Chief Executive Officer of Dade Behring, a leading diagnostics company. He began his career at American Hospital Supply Corporation and continued there after the company was acquired by Baxter

International, ultimately serving as Chief Executive of Baxter's global laboratory business, Baxter Diagnostics. Mr. Garrett currently serves on the boards of companies in which Water Street has an ownership interest, including MarketLab Inc. and Orgentec Diagnostics. He also serves as a director of Immucor, Inc. Mr. Garrett received a B.S. in Mechanical Engineering from Valparaiso University and an M.B.A. from Lake Forest Graduate School of Management.

        Nancy L. Leaming has been a member of our board since September 2003. Ms. Leaming, an independent consultant, was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance, from 2003 to 2005. Prior to that, Ms. Leaming served as Tufts Health Plan's President and Chief Operating Officer from 1998 to 2003, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Ms. Leaming currently serves as a director on the boards of Edgewater Technology, Inc., where she is Chair of the Audit Committee and a member of the Compensation Committee, and Biogen Idec, Inc., where she is a member of the Audit Committee and the Risk Committee.

        Lawrence M. Levy has been a member of our board since December 2005. Mr. Levy retired from the position of Senior Counsel at Brown Rudnick LLP, an international law firm, in January 2011. Mr. Levy had been Senior Counsel at Brown Rudnick since February 2005 and, for more than 30 years before that had been a Partner at the firm, specializing in Corporate and Securities Law. Mr. Levy served as our Secretary from our formation in 1985 until December 2005. Mr. Levy is a director of Facing History and Ourselves, Inc. and previously served as a director of Scivanta Medical Corporation. Mr. Levy received a B.A. from Yale University and a LLB from Harvard Law School. Mr. Levy is a seasoned corporate attorney with extensive experience in representing public and private companies in the United States and abroad. Mr. Levy chaired Brown Rudnick's International Practice Group and, in 1997, opened Brown Rudnick's London office, dividing his time between the firm's London and Boston offices for more than 13 years.

        Christiana Stamoulis has been a member of our board since November 2011. In January 2015, Ms. Stamoulis was appointed Chief Financial Officer and Head of Corporate Development at Unum Therapeutics. Prior to Unum, she was an independent advisor to biopharmaceutical companies from January 2014 to December 2014. Prior to that, Ms. Stamoulis served as Senior Vice President of Corporate Strategy and Business Development at Vertex Pharmaceuticals Incorporated from 2009 to 2013. Ms. Stamoulis joined Vertex in 2009 with approximately 15 years of experience in the investment banking and management consulting industries where she advised global pharmaceutical and biotechnology companies on strategic and corporate finance decisions. Prior to joining Vertex, she was a Managing Director in the Investment Banking division of Citigroup from 2006 to 2009 where she led the building of the firm's U.S. Life Sciences investment banking practice. Prior to her role at Citigroup, she was at Goldman, Sachs & Co. where she spent the majority of her investment banking career. Ms. Stamoulis started her career as a strategy consultant at The Boston Consulting Group. Ms. Stamoulis holds a Bachelor of Science degree in Economics and a Bachelor of Science degree in Architecture from the Massachusetts Institute of Technology (MIT). Additionally, she holds a Master of Business Administration from the MIT Sloan School of Management where she focused on Applied Economics and Finance.

        Elaine S. Ullian has been a member of our board since October 2007, and our Lead Independent Director since June 2015. Ms. Ullian served as President and Chief Executive Officer of Boston Medical Center, the successor of Boston University Medical Center Hospital from 1996 until her retirement in January 2010. In April 1994, Ms. Ullian was appointed President and Chief Executive Officer of Boston University Medical Center Hospital. From January 1987 to March 1994, Ms. Ullian held the position of President and Chief Executive Officer of Faulkner Corporation/Faulkner Hospital. She holds two academic appointments: Associate Professor at Boston University School of Medicine and lecturer at Harvard University School of Public Health. Ms. Ullian also serves as a director of Vertex Pharmaceuticals Incorporated, where she is Co-Lead Director, Chair of the Corporate

Governance and Nominating Committee and a member of the Management Development and Compensation Committee, and Thermo Fisher Scientific Inc., where she is a member of the Compensation Committee. Ms. Ullian previously served as one of our directors from 1996 to 2003 and previously served as a director of Valeant Pharmaceuticals International, Inc.

        Amy M. Wendell has been a member of our board since December 2016. Since January 2016, Ms. Wendell has been a Senior Advisor for Perella Weinberg Partner's Healthcare Investment Banking Practice. Her scope of responsibilities involves providing guidance and advice with respect to mergers and acquisitions and divestures for clients and assisting the firm in connection with firm-level transactions. Since 2015, Ms. Wendell has been a Senior Advisor for McKinsey's Strategy and Corporate Finance Practice and also serves as a member of McKinsey's Transactions Advisory Board to help define trends in mergers and acquisitions, as well as help shape McKinsey's knowledge agenda. From 1986 until January 2015, Ms. Wendell held various roles of increasing responsibility at Covidien plc (including its predecessors, Tyco Healthcare and Kendall Healthcare Products), including engineering, product management and business development. Most recently, from December 2006 until Covidien's acquisition by Medtronic plc in January 2015, she served as Senior Vice President of Strategy and Business Development, where she led the company's strategy and portfolio management initiatives and managed all business development, including acquisitions, equity investments, divestitures and licensing/distribution. Ms. Wendell also serves as a director of AxoGen, Inc. and Ekso Bionics, where she is a member of the Compensation Committee and the Nominating and Governance Committee. She is Chairman of the Board of Por Cristo, a non-profit charitable medical service organization involved in health care work for at-risk women and children in Latin America. Ms. Wendell holds a Bachelor of Science degree in Mechanical Engineering from Lawrence Technological University and a Master of Science degree in Biomedical Engineering from the University of Illinois.

Purchaser

        The following table sets forth information about Purchaser's directors and executive officers as of February 22, 2017. The current business address of each person is Hologic, Inc., 250 Campus Drive, Marlborough, MA 01752, and the business telephone number is (508) 263-2900.

Name	Age	Citizenship	Position
John M. Griffin	56	U.S.	President
Patricia K. Dolan	45	U.S.	Vice President, Secretary and Director
Marci J. Lerner	52	U.S.	Vice President, Treasurer and Director
Karleen M. Oberton	47	U.S.	Vice President, Assistant Treasurer and Director

        Biographical Information for Mr. Griffin is included above under "Parent—Executive Officers of Parent"

        Patricia K. Dolan is Vice President, Secretary and a Director of Purchaser. She has been Vice President and Secretary of Hologic since May 2015. From October 2007 to May 2015, she was Securities Counsel and Assistant Secretary at Covidien, a healthcare device company acquired by Medtronic in 2015. She began her career at Hutchins, Wheeler and Dittmar in Boston, which was acquired by Nixon Peabody. Ms. Dolan was made a partner at Nixon Peabody in 2007, and, during her tenure there, she spent a year in Australia on secondment to Telstra Corporation. She has a Juris Doctorate from Duke University School of Law and a Bachelor of Arts in English from Yale University.

        Marci J. Lerner is Vice President, Treasurer and a Director of Purchaser. She has been the Treasurer of Hologic since November 2014, bringing more than 25 years of finance, treasury, accounting and financial systems experience, working in multiple industries, including retail, consumer products, manufacturing, high-technology and healthcare. From January 2012 to November 2014, Ms. Lerner was Vice President, Treasury at BJ's Wholesale Club where she led this private equity owned company through several re-financings, sale-leasebacks and dividend recapitalizations. From January 1997 to December 2010 she was at Staples, a global Fortune 100 Company, where she served as Vice President, Assistant Treasurer, leading the Treasury team in global cash management operations and corporate finance, as well Vice President, Financial Planning and Analysis and Director of Financial Systems. Prior to joining Staples, she worked for Schick/Pfizer and Digital Equipment Corporation in various finance, accounting and financial systems roles. Ms. Lerner is a Certified Treasury Professional (CTP) with an MBA in Accounting and a Bachelor of Science in Finance and Information Systems from Babson College.

        Karleen M. Oberton is Vice President, Assistant Treasurer and a Director of Purchaser. She is currently Chief Accounting Officer and Corporate Vice President of Hologic, with responsibility for the global finance organization including controllership functions, financial planning and shared services. Ms. Oberton has served in various finance and accounting roles since joining Hologic in May 2006. From February 2004 to May 2006, Ms. Oberton served as corporate controller of Immunogen, Inc. Prior to that, she was a Senior Audit Manager in Ernst Young's Life Science practice.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand, express mail, courier or any other expedited service:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, NY 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser's expense. Stockholders may also contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
Stockholders and All Others, Call Toll-Free: (877) 361-7972
Email: cyno@dfking.com